Exhibit 8.2

September 11, 2020

To:	ZTO Express (Cayman) Inc. Building One, No. 1685 Huazhi Road, Qingpu District, Shanghai 201708 People’s Republic of China

Re:	ZTO Express (Cayman) Inc. (the “Company”) PRC Legal Opinion regarding PRC Tax Matters

Dear Sir/Madam:

1.              We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4 below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.              We act as PRC legal counsel to ZTO Express (Cayman) Inc. (the “Company”), a company incorporated under the laws of Cayman Islands, solely in connection with the offering of ordinary shares of par value US$0.0001 per share of the Company (the “Offer Shares”) in accordance with the Company’s registration statement on Form F-3, including the base prospectus, and all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.

3.              For the purpose of the filing of the Registration Statement, we have been requested to provide this Opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

4.              The following terms as used in this Opinion are defined as follows:

“Governmental Agency”	means any competent government authority, court, arbitration commission, or regulatory body of the PRC. “Governmental Agencies” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations and rules currently in force and publicly available in the PRC as of the date hereof.

5.              This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

6.              Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, calculation of damages, entitlement to attorney’s fees and other costs, or waiver of immunity from jurisdiction of any court or from legal process; (d) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally; and (e) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

7.              This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

8.              We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and PRC government officials.

9.              Based upon and subject to the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation — PRC Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent and each section should be considered as a whole and no part should be extracted and referred to independently..

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Global Law Office Shanghai

Global Law Office Shanghai